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                      October 12, 2022

       Dongning Wang
       Chief Financial Officer
       Chindata Group Holdings Ltd
       No. 47 Laiguangying East Road
       Chaoyang District, Beijing, 100012
       The People's Republic of China

                                                        Re: Chindata Group
Holdings Ltd
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2021
                                                            Filed April 29,
2022
                                                            File No. 001-39556

       Dear Dongning Wang:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Technology
       cc:                                              Ethan Chen